NEWALLIANCE BANCSHARES, INC.

STOCK RETENTION POLICY

BOARD

Each Board member is expected to achieve and maintain ownership of Company stock in accordance with this Policy. Failure to comply with this Policy shall be a matter to be considered by the Governance Committee in the discharge of its responsibilities.
The Retention Requirement shall be equal to 4 times the “Board Retainer” compensation fee in effect on the day of the first Annual Shareholders meeting ($23,000) divided by the share price at the close of business on the day of the first Annual Shareholders meeting ($13.17), or a total of 7,000 shares. Any Retainer Fee derived from committee related activities will not be part of the calculation. Shares owned or controlled by the individual director, by or in common with one's spouse, and shares obtained through the exercise of options or the vesting of restricted stock awards will apply towards satisfaction of the Initial Requirement.
The Retention Requirement must be met within a 5 year period ending June 1, 2010 and ownership must accumulate at a rate of no less than 10% per year, in the aggregate. Directors appointed or elected after the date of this Policy shall be subject to a Retention Requirement the calculation date for which shall be the date of appointment or election.
The Compensation Committee will review this policy every three years and shall recalculate the ownership requirement at that time if justified, in its discretion. No adjustments to the ownership requirement will be made within the intervening three year period and no adjustment will be made that would result in lowering the ownership level, provided the Compensation Committee may make hardship exceptions on a case by case basis.

MANAGEMENT

Each member of management is expected to achieve and maintain ownership of Company stock pursuant to the Retention Requirement. The members of management subject to this policy are identified below, and may further be identified by the Compensation Committee as it determines appropriate.
The Retention Requirement for management shall be equal to a multiple of the individual’s base salary in effect on the day of the first Annual Shareholders meeting divided by the share price at the close of business on the day of the first Annual Shareholders meeting ($13.17). Shares owned or controlled by the individual management officer, by or in common with one's spouse, and shares obtained through the exercise of options or the vesting of restricted stock awards will apply towards satisfaction of the Retention Requirement.
The Retention Requirement must be met within a 5 year period ending June 1, 2010, and ownership must accumulate at a rate of no less than 10% per year, in the aggregate. Management appointed or made subject to this Policy after the date of this Policy shall be subject to a Retention Requirement the calculation date for which shall be the date of appointment or subjection.
The Compensation Committee will review this policy every three years and recalculate the ownership requirement at that time if justified, in its discretion. No adjustments to the ownership requirement will be made within the intervening three year period and no adjustment will be made that would result in lowering the ownership level, provided the Compensation Committee may make hardship exceptions on a case by case basis.
The Base Salary Multiples are as follows:
CEO - 4 times
CFO - 3 times
COO - 3 times
EVPs - 2 times